Exhibit 99.1

COST PLUS, INC. ANNOUNCES SECOND QUARTER SALES INCREASE OF 18.6%,

3.2% INCREASE IN COMPARABLE STORE SALES; REAFFIRMS EPS GUIDANCE

Oakland, CA - August 5, 2004 -- Cost Plus, Inc. (Nasdaq:CPWM) announced today that total sales for the second quarter ended July 31, 2004 were $189.5 million, an 18.6% increase from $159.8 million for the second quarter ended August 2, 2003. Same store sales for the second quarter of fiscal 2004 increased 3.2% on top of a 3.4% increase for the second quarter of fiscal 2003.

The Company also reaffirmed its prior EPS guidance for the quarter at $0.14 to $0.15 per diluted share compared to $0.13 per diluted share earned in the prior year’s second quarter. The Company will provide detailed third quarter and updated full year earnings guidance when it reports second quarter results on August 19, 2004.

Murray Dashe, Chairman, President and CEO stated, “We are pleased to report that total sales of $189.5 million were at the higher end of prior guidance, driven by the strength of new stores opened within the past year. The 3.2% comparable store sales increase for the quarter is in keeping with our long history of consistent performance even in uncertain economic times. We continue to demonstrate that the unique combination of value-oriented home furnishings together with gourmet food and beverages provides the flexibility to adapt to changing circumstances. Sales performance was stable in each of the months in the quarter.”

“Given a less than robust economy, our strategy for the quarter was to drive sales with very competitive retail pricing and to keep advertising and operating expenses tight in order to achieve an acceptable level of earnings. Thus, while gross profit margins will likely be somewhat lower than anticipated in our guidance, we expect earnings to be within the range of our prior guidance at $0.14 to $0.15 per diluted share.”

The Company opened nine new stores in the second quarter, as planned; one store closed with the opening of its replacement.

The Company’s second quarter earnings conference call will be Thursday, August 19, 2004 at 8:00 a.m. P.D.T. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 904-7384 or (212) 346-6551. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21200053, from 10:00 a.m. P.D.T. Thursday to 10:00 a.m. P.D.T. on Friday, August 20. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of July 31, 2004, the Company operated 220 stores in 27 states compared to 187 stores in 23 states as of August 2, 2003.

The above statements relating to anticipated second quarter gross profits, advertising, operating expenses and earnings are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, adjustments and entries made in the process of closing the Company’s books and reconciling its accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact: Murray Dashe
(510) 893-7300
or
John Luttrell
(510) 808-9119